Exhibit 8.1

[LETTERHEAD OF BRYAN CAVE LEIGHTON PAISNER LLP]

May 15, 2018

James River Group Holdings, Ltd. Wellesley House, 2nd Floor 90 Pitts Bay Road Pembroke HM 08 Bermuda

Ladies and Gentlemen:

We have acted as United States tax counsel to James River Group Holdings, Ltd., a Bermuda exempted company (the “Company”), in connection with the secondary offering of 3,297,238 common shares (the “Shares”) of the Company, pursuant to the Underwriting Agreement (as defined below). The Shares are being offered in a public offering pursuant to (i) the Company’s Registration Statement on Form S-3 (Registration No. 333-208903) filed with the Securities and Exchange Commission (the “Commission”) on January 7, 2016, which was declared effective on January 14, 2016 (the “Registration Statement”) and the form of prospectus included therein (the “Base Prospectus”), and (ii) the prospectus supplement as filed with the Commission on May 11, 2018 (together with the Base Prospectus, the “Prospectus”). Reference is made to the Underwriting Agreement, dated as of May 10, 2018, among the Company, certain selling shareholders and Morgan Stanley & Co. LLC (the “Underwriting Agreement”).

In rendering our opinion: (i) we have examined and relied upon the Registration Statement and the Prospectus (all of the foregoing, the “Offering Documents”) and such other agreements, instruments, documents and records of the Company as we have deemed necessary or appropriate for the purposes of our opinion and (ii) we have assumed, without independent investigation or inquiry, and relied upon (a) the authenticity of, and the genuineness of all signatures on, all documents, the conformity to original or certified documents of all copies submitted to us as conformed or reproduction copies, and the legal capacity of all natural persons executing documents; (b) the due authorization, execution, delivery and enforceability of the Offering Documents; (c) the performance of all covenants and other undertakings set forth in, and the consummation of all transactions contemplated by, the Offering Documents in accordance with the terms thereof, that none of the material terms and conditions of the Offering Documents have been or will be waived or modified, the valid existence and good standing of all parties to the Offering Documents and that there are no documents or understandings between the parties that would alter, or are inconsistent with, the terms set forth in the Offering Documents; and (d) the accuracy of all statements regarding factual matters, representations and warranties contained in the Offering Documents and the statements made in the certificates of public officials, officers and representatives of the Company and others delivered to us.

Based on the foregoing, and subject to the limitations, qualifications and assumptions set forth herein and in the Registration Statement and the Prospectus forming a part thereof, the statements of United States federal income tax law under the heading “U.S. Federal Income Tax Considerations” in the Prospectus, insofar as such statements express legal conclusions as to the application of United States federal income tax law, represent our opinion as to the material United States federal income tax consequences of buying, holding and selling the Shares as discussed therein.

James River Group Holdings, Ltd.

May 15, 2018

Our opinion is based on the Internal Revenue Code of 1986, as amended (the “Code”), applicable Treasury regulations promulgated under the Code (“Regulations”), court decisions, administrative interpretations and the Convention Between the Government of the United States of America and the Government of the United Kingdom of Great Britain and Northern Ireland (On Behalf of the Government of Bermuda) Relating to the Taxation of Insurance Enterprises and Mutual Assistance in Tax Matters (the “Bermuda Treaty”), all as currently in effect. Court decisions and administrative interpretations are not necessarily binding on the Internal Revenue Service. The Code, Regulations, administrative interpretations, court decisions and the Bermuda Treaty are subject to change, possibly with retroactive effect. Our opinion is limited to the matters specifically addressed herein, and no other opinion is implied or may be inferred. Our opinion is rendered only as of the date hereof, and we assume no responsibility to advise you or any other person of facts, circumstances, changes in law, or other events or developments that hereafter may occur or be brought to our attention and that may affect the conclusion expressed herein.

We consent to the filing of this opinion as Exhibit 8.1 to the Company’s Registration Statement and to the use of our name under the headings “U.S. Federal Income Tax Considerations” and “Legal Matters” in the Prospectus forming a part thereof. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Bryan Cave Leighton Paisner LLP

Bryan Cave Leighton Paisner LLP